As filed with the Securities and Exchange Commission on December 27, 2001
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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


    Date of Report (date of earliest event reported): December 27, 2001


                         PLAYBOY ENTERPRISES, INC.
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           (Exact name of registrant as specified in its charter)


   DELAWARE                       001-14790                  36-4249478
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(State or other Jurisdiction   (Commission File Number)    (IRS Employer
     of Incorporation)                                     Identification No.)


            680 NORTH LAKE SHORE DRIVE, CHICAGO, ILLINOIS 60611
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(Address of principal executive offices)                 (Zip Code)


(Registrant's telephone number, including area code)    (312) 751-8000
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                               NOT APPLICABLE
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       (Former name or former address, if changed since last report)




Item 5.  Other Events.

         On December 27, 2001, Playboy.com ("Playboy.com"), a subsidiary of Playboy Enterprises, Inc. (the "Company"), borrowed $5 million from Hugh M. Hefner ("Mr. Hefner") pursuant to a promissory note (the "Note"), dated as of December 17, 2001, issued by Playboy.com to Mr. Hefner. Under the Note, Mr. Hefner has agreed to lend up to $10 million to Playboy.com from time to time until December 31, 2002. Playboy.com will pay interest, each month in cash, on the unpaid balance of the principal amount borrowed by Playboy.com at an annual rate of nine percent (9.0%). All principal and interest accrued and unpaid on the Note will become due and payable on August 10, 2006 (the "Maturity Date"). Playboy.com may prepay the Note in whole or in part without penalty or premium at any time prior to the Maturity Date. In addition, Mr. Hefner may, at any time, elect to convert all of the outstanding principal and interest under the Note into shares of Playboy.com's common stock at a per share price of $7.1097 (as equitably adjusted for any stock dividends, combinations, splits or similar transactions). The Note is attached hereto as Exhibit 10.1 and incorporated herein by reference.

         In conjunction with the issuance of the Note, Playboy Enterprises, Inc. (the "Company") entered into an agreement (the "Agreement"), dated as of December 17, 2001, with Mr. Hefner pursuant to which the Company has agreed to give Mr. Hefner the right to surrender the Note to the Company for shares of the Company's Class B common stock on or after the earliest to occur of any Surrender Event, if the Note has not been repaid in full. Under the Agreement, "Surrender Event" means any of the following: (a) the Maturity Date; (b) the date on which the Company is no longer subject to the terms (except for such terms that expressly survive the payment in full of the obligations and termination of the commitments thereunder) of that certain Credit Agreement, dated as of February 26, 1999, as amended from time to time, by and among the Company, PEI Holdings, Inc., the financial institutions from time to time party thereto and Credit Suisse First Boston, as administrative agent, collateral agent and issuing bank (the "Credit Agreement"); (c) the occurrence and continuation of an event of default under the Note, including the dissolution of Playboy.com or any vote in favor thereof by Playboy.com's Board of Directors or stockholders, certain insolvency or bankruptcy events relating to Playboy.com, Playboy.com's failure to pay principal and interest due and payable under the Note and Playboy.com's non-performance of any material covenant or condition under the Note which continues uncured for 15 days after written notice of the default is provided to Playboy.com; (d) the dissolution of the Company or any vote in favor thereof by the Company's Board of Directors or stockholders; or (e) certain insolvency or bankruptcy events relating to the Company. Notwithstanding the foregoing, the Note may not be surrendered if the surrender of the Note or the issuance of the shares of Class B common stock would be prohibited by the Credit Agreement.

         In the event that Mr. Hefner elects to surrender the Note for shares of the Company's Class B common stock in accordance with the foregoing, the Company will issue to Mr. Hefner the number of shares equal to the outstanding principal and interest on the Note divided by $19.90 (125% of the volume weighted average closing price of the Company's Class B common stock (as equitably adjusted for any stock dividends, combinations, splits or similar transactions) on the five trading days immediately prior to the date of the Note).

         The Agreement will expire on the first to occur of (a) the surrender of the Note and the issuance of shares of Class B common stock as contemplated by the Agreement; (b) the payment in full of the outstanding principal and interest on the Note; and (c) the expiration of the statute of limitations applicable to the collection of amounts owed under the Note (the "Statute Lapse Date"), provided that, if the surrender of the Note or issuance of shares under the Agreement is not permitted under the Credit Agreement on the Statute Lapse Date, the Agreement will not terminate until 60 days after the date on which the Company provides written notice to Mr. Hefner that such surrender and issuance is no longer prohibited under the Credit Agreement. The Agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference.


Item 7(c).   Exhibits.

             Exhibit No.            Description

             10.1 Promissory Note, dated as of December 17, 2001, issued by Playboy.com, Inc. to Hugh M. Hefner in the principal amount of up to $10 million.

             10.2 Agreement, dated as of December 17, 2001, by and between Playboy Enterprises, Inc. and Hugh M. Hefner relating to that certain Promissory Note, dated as of December 17, 2001, issued by Playboy.com, Inc. to Hugh M. Hefner in the principal amount of up to $10 million.



                                 SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    PLAYBOY ENTERPRISES, INC.


                                    By:  /s/ Howard Shapiro
                                         -----------------------------------
                                         Name:    Howard Shapiro
                                         Title:   Executive Vice President,
                                                  Law and Administration
                                                  (Authorized Officer)

Dated:   December 27, 2001



                               EXHIBIT INDEX


      Exhibit No.                        Description

      10.1 Promissory Note, dated as of December 17, 2001, issued by Playboy.com, Inc. to Hugh M. Hefner in the principal amount of up to $10 million.

      10.2 Agreement, dated as of December 17, 2001, by and between Playboy Enterprises, Inc. and Hugh M. Hefner relating to that certain Promissory Note, dated as of December 17, 2001, issued by Playboy.com, Inc. to Hugh M. Hefner in the principal amount of up to $10 million.